Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2020, Immersion Corporation (“Immersion” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Common Stock, $0.001 par value per share (“Common Stock”).

DESCRIPTION OF COMMON STOCK
The following is a description of the rights of Common Stock and related provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) and applicable Delaware law. This description is qualified in its entirety by, and should be read in conjunction with, the Articles, Bylaws and applicable Delaware law.

Authorized Capital Stock
The Company’s authorized capital stock consists of 105,000,000 shares, of which:
•100,000,000 shares are designated as Common Stock; and
•5,000,000 shares are designated as preferred stock, $0.001 par value per share (“Preferred Stock”).

Common Stock
Fully Paid and Nonassessable
All of the outstanding shares of the Company’s Common Stock are fully paid and nonassessable.
Voting Rights
The holders of the Company’s Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.
Dividends
Subject to preferences applicable to any outstanding Preferred Stock, the holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s Board of Directors in its discretion from funds legally available therefor.
Right to Receive Liquidation Distributions
In the event of a liquidation, dissolution or winding up of Immersion, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding Preferred Stock.
No Preemptive or Similar Rights
Holders of the Common Stock have no preemptive, conversion or redemption rights.

Exhibit 4.1
Anti-Takeover Provisions
Delaware Law
Immersion is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder” for a period of 3 years following the time that such stockholder became an interested stockholder, unless:
•Prior to such time the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•At or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Certificate of Incorporation and Bylaws Provisions
Provisions in the Certificate of Incorporation and Bylaws may have the effect of delaying or preventing a change of control or changes in our Board of Directors or management, including the following:
•Subject to the rights of holders of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, directors may be removed at any time with or without cause upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of the Company entitled to vote for the election of directors.
•The Board has the exclusive right to set the authorized number of directors and to fill vacancies on the Board. Our Certificate of Incorporation requires that any action required or permitted to be taken by stockholders of Immersion must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of Immersion may be called only by the Board or the holders of not less than ten percent of the shares entitled to vote at such a meeting. Advance notice is required for stockholder proposals or director nominations by stockholders.
•In addition, pursuant to our Certificate of Incorporation, the Board has authority to issue shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market price of the Common Stock.
These provisions could discourage potential acquisition proposals and could delay or prevent a change in control of the company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market price of the Common Stock. Such provisions also may inhibit fluctuations in the market price of the common stock that could result from takeover attempts.

Exhibit 4.1
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Listing
The Company’s Common Stock is listed on The NASDAQ Global Select Market on the Nasdaq Stock Market LLC under the trading symbol “IMMR.”